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                                                                    EXHIBIT 4.8
[logo]
HAWK




                                November 1, 1996




[NAME AND ADDRESS
OF STOCKHOLDER]

Dear [NAME OF STOCKHOLDER]:

         Reference is hereby made to that certain Shareholders' Agreement dated June 30, 1995, by and among HAWK CORPORATION, a Delaware corporation formerly known as The Hawk Group of Companies, Inc. (the "Company"), PAUL BISHOP, JEFFREY
H. BERLIN, BARRY J. FELD, THOMAS A. GILBRIDE, JESS F. HELSEL, FREDERIC M. ROBERTS, GARY SICILIANO and DOUGLAS D. WILSON (collectively, the "Shareholders, " and individually a "Shareholder") and HAWK HOLDING CORP., a Delaware corporation formerly known as Hawk Corporation, NORMAN C. HARBERT, RONALD E. WEINBERG and BYRON S. KRANTZ (the "Shareholders' Agreement").

         This letter will confirm your agreement that the third recital paragraph of the Shareholders' Agreement is hereby amended and restated in its entirety as follows:

                  "WHEREAS, each Shareholder is the legal and beneficial owner of the number of shares of Class A Common Stock, $0.01 par value ("Common Stock"), and the number of shares of Series B and Series C Preferred Stock, $0.01 par value (collectively, "Preferred Stock"), of the Company (the Common Stock and Preferred Stock are collectively referred to herein as the "Stock") as set forth opposite his name on Annex I attached hereto and incorporated herein by reference;"

         This letter also will confirm your agreement that Annex I to the Shareholders' Agreement is hereby amended and restated in its entirety as set forth in Annex I attached to this letter.

         The foregoing amendments will become effective only upon the closing of the Company's offering of 10 1/4% Senior Notes due 2003. Please acknowledge your agreement to the foregoing by signing and dating the enclosed copy of this letter in the space provided below and return it to Steven C. Bersticker in the enclosed envelope.

                                       Very truly yours,

                                       HAWK CORPORATION


                                       By:
                                          ----------------------------------
                                       Its:
                                           ---------------------------------

ACKNOWLEDGED AND AGREED:


-----------------------------------
[NAME OF STOCKHOLDER]

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                                    ANNEX I
                                    -------

                      SHARES OF CLASS A        SHARES OF SERIES B      SHARES OF SERIES C
SHAREHOLDER             COMMON STOCK            PREFERRED STOCK         PREFERRED STOCK
-----------           -----------------        ------------------      ------------------
Paul Bishop                 1,735                       --                       --

Jeffrey H. Berlin          80,417                       13                       --

Barry J. Feld               3,817                        3                       --

Thomas A Gilbride          14,733                        1                   23.535

Gerald H. Gordon              632                       --                    1.560

Jess F. Helsel              1,735                       --                       --

Fredric M. Roberts          1,735                       --                       --

Gary Siciliano              8,817                        3                       --

Douglas D. Wilson          16,978                        3                    2.448